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                                                                     EXHIBIT 8.2
                                               Tax Opinion of Gomel & Davis, LLP



                       (LETTERHEAD OF GOMEL & DAVIS, LLP)


March 2, 2001


Halis, Inc.
1100 Johnson Ferry Road
Suite 670
Atlanta, Georgia 30342


Ladies and Gentlemen:

     We have acted as counsel to Halis, Inc., a Georgia corporation ("Halis"), in connection with the proposed merger (the "Merger") between HealthWatch Merger Sub, Inc., ("Merger Sub"), a Georgia corporation and a direct wholly-owned transitory merger subsidiary of HealthWatch, Inc., a Minnesota corporation ("HealthWatch"), whereby Halis will merge with and into Merger Sub pursuant to an Agreement and Plan of Merger dated as of June 29, 2000, as amended by Amendment to the Agreement and Plan of Merger dated as of September 29, 2000 (the "Merger Agreement"). The Merger is described in the Registration Statement of HealthWatch on Form S-4 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), which includes the joint proxy statement and prospectus of Halis and HealthWatch (the "Proxy Statement/Prospectus").


     In that connection, we have reviewed the Merger Agreement, the Proxy Statement/Prospectus and such other materials as we have deemed necessary or appropriate for purposes of our opinion. In addition, we have assumed (i) that the Merger will be consummated in accordance with the provisions of the Merger Agreement and as contemplated by the Proxy Statement/Prospectus and (ii) the truth and accuracy, on the date of the Merger Agreement and on the date hereof, of the factual representations and warranties made by Halis, HealthWatch and Merger Sub in the Merger Agreement.

     Based upon and subject to the foregoing, we are of the opinion that (i) the Merger will constitute a "reorganization" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"); and (ii) the discussion contained in the Registration Statements under the caption "Material United States Federal Income Tax Considerations of the Merger," subject to the limitations and qualifications described therein, set forth the material United States Federal income tax considerations generally applicable to the Merger. Because this opinion is being delivered prior to the effective time of the Merger, it must be considered prospective and dependent upon future events. There can be no assurance that
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changes in the law, including the Code, will not take place which could affect the Federal income tax consequences of the Merger or that contrary positions may not be asserted by the Internal Revenue Service.

     This opinion is being furnished in connection with the Registration Statement. You may rely upon and refer to the foregoing opinion in the Proxy Statement/Prospectus. Any variation or difference in any fact from those set forth or assumed either herein or in the Proxy Statement/Prospectus may affect the conclusions stated herein.

     We hereby consent to the use of our name under the caption "Material United States Federal Income Tax Considerations of the Merger" in the Proxy Statement/Prospectus and to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,

                                    /s/ GOMEL & DAVIS, LLP
                                    GOMEL & DAVIS, LLP